Code of Ethics

As of August 2012

Snow Capital Management L.P.
2000 Georgetowne Drive • Suite 200
Sewickley, PA 15143
Phone 724.934.5800 • Email  info@snowcm.com

INTRODUCTION	3
GENERAL PROHIBITIONS UNDER RULE 17J-1	3
ADMINISTRATION OF CODE OF ETHICS	3
PERSONAL SECURITIES TRADING	4
SPREADING FALSE OR MISLEADING INFORMATION	9
CONFLICTS OF INTEREST	9
OUTSIDE INTERESTS	9
ACCEPTING OR OFFERING ITEMS OF VALUE	10
ACTING AS A FIDUCIARY	10
EXECUTION OF BINDING LEGAL AGREEMENTS	10
DISHONESTY	11
THEFT	11
CONVICTIONS OF CRIMINAL ACTIVITY	11
ACCURACY / COMPLETENESS OF FIRM RECORDS	11
AWARENESS OF ILLEGAL OR HARMFUL ACTIVITIES	11
PERSONAL CONDUCT	11
PERSONAL FINANCIAL RESPONSIBILITY	12
DRUG / ALCOHOL ABUSE	12
CONFIDENTIALITY	12
PRIVACY OF CLIENTS	13
INSIDER TRADING / NON-PUBLIC INFORMATION / EXPERT NETWORKS	13
CIVIL / POLITICAL ACTIVITIES	14
POLITICAL CONTRIBUTIONS	14
LOBBYING ACTIVITIES	14
ANTI-TRUST	14
ETHICAL CONCERNS	14
VIOLATIONS OF THE CODE	15
FORM ADV DISCLOSURE	15
RECORDKEEPING	15
DEFINITIONS	16

Snow Capital Management L.P.	Revised August 2012

INTRODUCTION

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires each investment adviser registered with the Securities and Exchange Commission (“SEC) to adopt a code of ethics that sets forth a standard of business conduct required for all supervised persons. Amendments to Rule 17j-1 under the Investment Company Act of 1940 (“Investment Company Act”) also requires advisers to registered investment companies to adopt written codes of ethics. Snow Capital Management L.P. (“SCM” or the “Firm”) is an SEC-registered investment adviser, as well as the adviser to the Snow Capital Family of Funds (the “Funds”) and has adopted this Code of Ethics (the “Code”) in accordance with these rules.

At SCM, all employees are considered to be ‘supervised persons’ and are therefore subject to the Code with regard to their general affiliation with the Firm and the Trust for Professional Managers (“TPM” or the “Trust”), as the sponsor for the Funds. Given the fiduciary obligations of the Firm and its employees, SCM maintains high standards for ethical conduct, premised on the principles of openness, integrity, honesty and trust. In addition to an obligation to comply with federal securities laws, employees are expected to meet the principles and ideals set forth in the Firm’s Code of Ethics.

As part of their employment with SCM, employees are expected to certify compliance with the Code and to report any violations to the Chief Compliance Officer immediately.

SCM claims compliance with the CFA Institute Asset Manager Code of Professional Conduct. This claim has not been verified by the CFA Institute.

For certain key definitions of capitalized terms used herein, see the section titled, ‘Definitions’ at the end of this document.

GENERAL PROHIBITIONS UNDER RULE 17J-1

Rule 17j-1 prohibits fraudulent activities by affiliated persons of the Firm, the Trust, or a Fund Organization. Specifically, it is unlawful for any of these persons to:
•	Employ any device, scheme or artifice to defraud the Fund or the Firm
•
Make any untrue statement of a material fact to the Fund or the Firm or omit to state a material fact necessary in order to make the statements made to the Fund or the Firm, in light of the circumstances under which they are made, not misleading

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund or the Firm
•	Engage in any manipulative practice with respect to the Fund or the Firm

ADMINISTRATION OF CODE OF ETHICS

Rule 17j-1(c)(2) requires that SCM, as the investment adviser to the Snow Capital Family of Funds:

Snow Capital Management L.P.	Revised August 2012

1)	Use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code
2)	Furnish to the TPM Board of Trustees no less frequently than annually a written report that:
a)
Describes any issues arising under the Code or procedures since the last report to Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations

b)	Certifies that SCM has adopted procedures reasonably necessary to prevent employees from violating the Code

PERSONAL SECURITIES TRADING

Introduction
All employees are required to comply with the principles set forth in the Code regarding personal securities trading. As a fiduciary to our clients, SCM has created this policy in an attempt to prevent employees from engaging in securities trading that could create conflicts of interest with Firm client accounts.

Scope
The Advisers Act defines "Access Person" to mean any supervised persons of an investment adviser who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds (i.e., the Snow Capital Family of Funds) is also an Access Person. At SCM, all employees are considered to be Access Persons and are each notified of their responsibilities as Access Persons at the time their employment begins.

This policy applies to the personal securities transactions of all employees of SCM. For the purposes of this policy, “personal securities transactions” means:
1)	Securities transactions within an Access Person’s investment account;
2)	Securities transactions within an investment account of an Access Person’s immediate family member residing in the same household (e.g., spouse, dependent child);
3)
Securities transactions in an investment account in which an Access Person serves as a trustee, custodian, has power of attorney or indirect beneficial ownership, as well as any other account(s) over which the employee has trading authority or exercises similar influence (i.e., as treasurer or investment officer of a charitable organization or foundation, for family members, friends or investment clubs).

Reportable Accounts
“Reportable Accounts” are accounts in which an Access Person has the ability to trade Reportable Securities as defined in the next section. Reportable Accounts may include, but are not limited to, the following types of accounts:
•	Brokerage accounts
•	401(k) plans
•	Individual Retirement Accounts (IRAs)

Snow Capital Management L.P.	Revised August 2012

•	Any account for which the Access Person serves as a trustee, custodian, has power of attorney, or can otherwise exert direct or indirect influence or control over the account
•	Accounts that hold mutual funds where SCM is the investment adviser
•	Other similar types of accounts

The following types of accounts would not be considered to be Reportable Accounts:
•	529 plans
•	Mutual fund accounts, which were purchased directly from the mutual fund company
•	“Managed accounts” or “discretionary accounts”

A “managed account” or “discretionary account” is an investment account that is owned or controlled by an individual investor who authorizes a financial advisor, professional money manager, or portfolio manager to select securities and execute trades within their account. SCM recognizes that account owners may have the ability to exert influence over the securities selection in these accounts. If an Access Person directly or indirectly influences transactions in their managed/discretionary account, this account is considered to be a Reportable Account.

Access Persons are required to report shares of any mutual funds advised by SCM; however, pre- clearance of these proprietary funds is not required per the policy set forth below.

Reportable Securities
SCM’s policy treats all securities as “Reportable Securities,” with five exceptions:
1)	Direct obligations of the Government of the United States
2)	Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments
3)	Money market funds
4)	Other types of open-end mutual funds, unless SCM acts as the investment adviser or principal underwriter for the fund (i.e. The Snow Capital Family of Funds).
5)	A unit investment trust (UIT) if the UIT is invested exclusively in unaffiliated mutual funds.

Reporting Requirements
Every Access Person must provide to SCM’s Chief Compliance Officer or a designee the following required reports:

Initial Holdings Reports. No later than 10 days after the person becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):
1)	The title, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
2)
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3)	The date that the report is submitted by the Access Person.

Snow Capital Management L.P.	Revised August 2012

Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, the following information with respect to any transaction during the quarter in a Reportable Security in which the Access Person had any direct or indirect beneficial ownership:
1)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;
2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3)	The price of the Reportable Security at which the transaction was effected;
4)	The name of the broker, dealer or bank with or through which the transaction was effected; and
5)	The date that the report is submitted by the Access Person.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:
1)	The name of the broker, dealer or bank with whom the Access Person established the account;
2)	The date the account was established; and
3)	The date that the report is submitted by the Access Person.

Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):
1)	The title, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership;
2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
3)	The date that the report is submitted by the Access Person.

In lieu of the reports listed above, Access Persons can provide duplicate account statements from their custodian(s) detailing all current securities holdings and transactions.

Review of Reports
The Chief Compliance Officer or a designee will review all reports and/or statements listed in the section above. So that self-review never occurs, the Chief Compliance Officer will review the transactions and holdings of the Compliance Officer and vice versa.

Reporting of Transactions and Holdings
All Access Persons are required to report all securities transactions and holdings within their Reportable Accounts either by providing hardcopy duplicate statements to the Chief Compliance Officer or a designee or, if available electronically, through the Firm’s third party reporting system at the following time intervals:
1)	Initial Holdings Confirmations: Within 10 days of becoming an employee
2)	Quarterly Transactions Confirmations: Within 30 days after the close of each calendar quarter.
3)	Annual Holdings Confirmations: No later than February 15 each year using account information that is current as of December 31 of the year being confirmed.

Snow Capital Management L.P.	Revised August 2012

Reporting Logistics
Account statements for Reportable Accounts of Access Persons should be sent electronically from the custodian to the Firm’s third party reporting system whenever possible. If the custodian is unable to send statements electronically to the third party, the Access Person is responsible for ensuring that duplicate statements are provided to the Chief Compliance Officer or a designee.

Access Persons must ensure that that their account information is being accurately reported and that the inventory of Reportable Accounts maintained by the system is current and complete. Access persons must promptly make updates within the system when new accounts are opened, existing accounts are closed, or other changes are made to an account such as the account name or number change.

Prohibited Trading Practices
1)
As of July 1, 2009, Access Persons are prohibited from buying common stocks, and stock options Access Persons are not required to sell current holdings of common stocks, or stock options that were purchased prior to the above date. Prior to selling these positions, pre-clearance must be obtained from the Chief Compliance Officer or a designee and the securities cannot be repurchased.

2)
Access Persons are prohibited from buying individual corporate bonds or preferred stocks that are not ‘investment grade.’ ‘Investment grade’ corporate bonds and preferred stocks are permitted with the following restrictions:

a.
At the time of purchase, the corporate bond or preferred stock must be rated BBB/Baa or above by at least one rating agency (Moody’s, S&Por Fitch). If the rating falls below BBB/Baa after the security is purchased, you do not need to sell it

b.	The corporate bond or preferred stock cannot be a ‘convertible security’
c.	All trades in corporate bonds and preferred stocks must be pre-cleared through the Firm’s third party’s system
3)	Access Persons are prohibited from directly or indirectly acquiring beneficial ownership in any securities in initial public offerings (IPOs).
4)
The practice of "front-running" by Access Persons is strictly prohibited. Front-running is an illegal activity involving the purchase or sale of securities with advanced knowledge of pending orders by the Firm which could affect the price of such securities.

Pre-Clearance of Personal Securities Transactions
All Access Persons must obtain pre-clearance from the Chief Compliance Officer or a designee prior to executing a transaction as follows:
•	Exchange-Traded Funds (ETFs) – purchases and sales
•	Preferred stocks – purchases and sales (subject to the guidelines above)
•	Corporate bonds – purchases and sales (subject to the guidelines above)
•	Common stocks – sales only (since purchases are prohibited)
•	Stock options – sales only (since purchases are prohibited)
•	Limited offerings – purchases only

Snow Capital Management L.P.	Revised August 2012

Access Persons Accounts Managed by the Firm
An Access Person may have accounts which are managed by the Firm.

1)	Managed Account - a Managed Account is an account managed by the Firm that holds a portfolio of equity securities managed in line with one of the Firm's products.

2)
Balanced Account - a Balanced Account is an account managed by the Firm that holds a portfolio of equity securities managed in line with one of the Firm's products and a fixed income portfolio managed per the account holder's guidelines.

3)	Custom Account - a Custom Account is an account managed by the Firm for the benefit of employees, friends and family in which the investments in the account are not invested in a Firm product.

Managed Accounts of Access Persons are not subject to the reporting, prohibited trading practices, and pre-clearance rules set forth above so long as the equity portfolio of such accounts is managed in line with a Firm product on a continual and ongoing basis.

Balanced Accounts of Access Persons are not subject to the reporting, prohibited trading practices, and pre-clearance rules set forth above so long as the equity portfolio of such accounts is managed in line with a Firm product on a continual and ongoing basis; however, the fixed income portion of an Access Persons balanced account is subject to the prohibited trading practices set forth above which prohibit the purchase of individual corporate bonds that are not 'Investment grade' as defined above.

Custom Accounts of Access Persons are subject to the reporting, pre-clearance rules and prohibited trading practices set forth above, except when the security is being removed from a Firm-managed product and the sale transaction in the custom account is executed and blocked (aggregated) along with the product trades.

Transactions which Violate These Policies
Where an Access Person discovers, after the fact, that he or she has executed a transaction in violation of these policies, the Access Person shall promptly contact the Chief Compliance Officer or Chief Operating Officer. In the event that the transaction creates or has the potential to create a conflict with the interest of a SCM client, the Chief Compliance Officer shall take action to remedy the conflict and document such action in an appropriate manner.

All apparent violations of this policy will be investigated, resolved, and recorded, as necessary. All identified violations will be addressed by the Chief Compliance Officer or designee with notification to SCM’s Chief Operating Officer.

Management Review & Fund Board Reporting
All personal securities trading violations are investigated and reviewed by the Chief Compliance Officer and reported to the Board of Trustees of Trust for Professional Managers (TPM).

Snow Capital Management L.P.	Revised August 2012

SPREADING FALSE OR MISLEADING INFORMATION

The intentional creation or spreading of false or misleading information designed to manipulate securities prices, otherwise known as ‘rumor-mongering,’ is strictly prohibited at SCM. The Firm’s procedures have been reasonably designed to prevent employee rumor-mongering practices.

CONFLICTS OF INTEREST

SCM expects its employees to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the Firm or its customers. SCM considers a ‘conflict of interest’ to be any situation in which your own interests could interfere with your duties as a SCM employee. The appearance of a conflict of interest is sometimes as damaging to the Firm as an actual conflict. Be sure to disclose all potential conflicts of interest to your direct supervisor, including cases in which you are inadvertently placed in a conflict of interest.

OUTSIDE INTERESTS

All outside interests, including employment, volunteer positions, directorships and other business relationships outside of SCM, must neither create a conflict of interest nor be based on an employee’s personal interests. The following are examples of situations that could create potential or actual conflicts of interest:
•	The employee holds a significant personal financial interest in an entity that conducts business with the Firm
•	The employee invests in a client or vendor’s business that results in he/she having perceived or actual influence over the relationship between the entity and the Firm
•	The employee has a significant financial interest in a competitor of SCM
•	An immediate relative or close friend of the employee holds a financial interest in or directly profits from an entity that conducts business with the Firm
•	An employee is involved with a client in an activity that could directly affect his/her ability to make independent decisions in relation to that client’s account
•	An employee engages in an outside interest that adversely affects the quality of his/her work or detracts from his/her ability to effectively discharge responsibilities at SCM
•	The employee affirms or implies that the Firm endorses or sponsors the outside interest
•	The employee’s involvement leads to expectations of using the Firm’s resources or facilities for non-business matters
•	The employee diverts a Firm business opportunity for his/her personal gain
•	The employee’s involvement puts the Firm’s reputation at risk

The list above is not meant to be comprehensive and any questions or concerns about conflicts of interest should be discussed with the Chief Compliance Officer. Please refer to the SCM Compliance Policies and Procedures Manual for the Firm’s policy and disclosure procedures for outside interests.

Snow Capital Management L.P.	Revised August 2012

ACCEPTING OR OFFERING ITEMS OF VALUE

A conflict of interest could arise when an employee accepts or offers items of value such as gifts, entertainment, and gratuities. Employees may not receive or give any items of value that could influence or be perceived to influence their decisions about the best interests of SCM and its clients, could result in any unnecessary or unwanted publicity of the Firm, may be perceived to obligate SCM or the recipient in any way, or are in the form of cash or cash equivalents. Detailed guidelines on accepting or offering items of value are outlined within the Firm’s policy on Gifts, Entertainment & Gratuities within the SCM Compliance Policies and Procedures Manual.

ACTING AS A FIDUCIARY

A “fiduciary” is a person to whom property or authority is given for the benefit of a third party. Acting as a trustee, executor of an estate, or legal guardian are common examples of a fiduciary relationship. SCM generally discourages you from acting as a fiduciary because fiduciary duties:
•	Can consume much of your time
•	Might compete directly with similar services offered by SCM
•	Might put you or the Firm in a conflict of interest situation

SCM may allow you to act as a fiduciary if the following conditions are met:
•	The fiduciary relationship is with a member of your family or with a close friend whose friendship is independent of any business with SCM
•	You have not manipulated a client to enter a fiduciary relationship (particularly with respect to bequests under wills or grants under trusts)
In addition, you are not permitted to serve as the trustee of a trust comprised of client assets, unless the following conditions are met:
•	You are appointed solely due to a family or personal relationship with the client
•	If you are appointed due to a personal relationship with the client, is not the result of providing advisory services over many years to that client
•	You seek pre-approval from the Chief Compliance Officer or a designee prior to serving as trustee

Any employee who has a question about an existing or contemplated fiduciary relationship should consult with the Chief Compliance Officer of SCM.

EXECUTION OF BINDING LEGAL AGREEMENTS

Generally only the authorized officers of Snow Capital Management Inc., the general partner of SCM, are permitted to enter into or execute legal agreements on behalf of the Firm. In some cases, however, other employees may be designated to sign legal agreements. For example, a designee of the Chief Operating Officer may execute client investment management agreements and related documentation on behalf of the Firm.

Snow Capital Management L.P.	Revised August 2012

DISHONESTY

The Firm expects its employees to do their jobs with honesty and integrity. Acts of dishonesty may result in the Firm terminating the offender’s employment. Such decisions are made on a case-by-case basis dependent on facts and circumstances.

THEFT

SCM considers a person guilty of theft if it determines that the employee misappropriated property, financial assets, information and/or intellectual property belonging to the Firm, its clients, or other employees. Such thefts may be reported to the appropriate regulatory agency and law enforcement officials, regardless of the dollar amount involved.

CONVICTIONS OF CRIMINAL ACTIVITY

SCM may terminate the employment of employees who are convicted of certain criminal activities. If an employee is arrested or is under investigation for charges involving dishonesty, breach of trust, or money laundering, SCM may suspend the person without pay until an investigation is completed.

ACCURACY / COMPLETENESS OF FIRM RECORDS

SCM employees must maintain complete and accurate records of their work. Employees may not structure accounts or other corporate records so as to avoid reporting or signing authority requirements, nor may they misrepresent a transaction to make it appear more beneficial to the Firm than it really is. Removing any records from Firm premises and falsifying or misrepresenting Firm accounts and records are considered to be the equivalent of fraud.

AWARENESS OF ILLEGAL OR HARMFUL ACTIVITIES

Whenever you believe that a co-worker has committed an illegal or dishonest act or an act that causes harm to people or property, you have to report it to your direct supervisor, the Chief Operating Officer, or the Chief Compliance Officer of the Firm immediately. Information you provide will be held in the strictest confidence. An employee who knows of an illegal, harmful, or dishonest act but does not report it may be considered an accessory or an abettor. There will be no retaliation from SCM or any of its employees against a person who presents in good faith what he or she believes to be evidence of an illegal, harmful, or dishonest act committed by another SCM employee.

PERSONAL CONDUCT

SCM is committed to maintaining a diverse work environment where all employees can work together comfortably and productively. We expect all employees to treat each other with respect.

Snow Capital Management L.P.	Revised August 2012

Our employees are entitled to a workplace free from any form of discrimination or harassment, including sexual harassment.

The Firm prohibits discrimination against any of its employees, clients, independent contractors or vendors, and particularly if the conduct is based on an individual’s race, religion, sex, age, national origin, ancestry, marital status, sexual orientation, physical or mental disability, or any other characteristic protected by law.

While certain conduct is deemed prohibited by the Firm, it also may be a violation of federal and state anti-discrimination laws. The Firm prohibits such behavior even if it is not so severe that it would be considered illegal under the law. Harassing conduct is prohibited even if the offending employee did not intend to offend or believed his or her comments or conduct was welcome.

PERSONAL FINANCIAL RESPONSIBILITY

The nature of SCM’s business requires a scrupulous regard for high standards of conduct and personal integrity. These high standards are essential if the Firm is to merit the confidence of its clients and the public. As an element of personal integrity, the Firm expects you to maintain your personal finances in such a way that they do not reflect poorly on the Firm’s reputation or create the appearance of financial impropriety on your part.

DRUG / ALCOHOL ABUSE

SCM strives to provide a drug-free work environment for its employees. You are not allowed to possess or use illegal drugs at the workplace or come to work under the influence of any substance, including alcohol, which impairs your abilities. If you are on prescription medication, check with your pharmacist or physician before coming to work. Other than at appropriate Firm- sponsored events, you are not allowed to use alcohol in the workplace.

CONFIDENTIALITY

Employees are entrusted with and have access to equipment, systems, information and/or intellectual property related to SCM’s business and its clients, all of which are highly valuable assets of the Firm. Examples of items that must be treated as confidential include, but are not limited to: business systems; access to systems; information about clients, vendors, and employment relationships; products; research materials; trading data; client accounts (including employee accounts); policies and procedures; and corporate decisions and future business plans.

We consider all information about our business and clients that is not generally known to the public or to our competitors to be confidential and trade secrets (“confidential information”). This confidential information is a valuable asset of the Firm, and protection of this asset is important to maintaining our competitive position in the investment advisory community. It is the responsibility of each employee to maintain the confidentiality of all such information both during and after employment.

Snow Capital Management L.P.	Revised August 2012

When in doubt as to the confidentiality or proprietary nature of resources or to report a privacy incident, where non-public information is handled in an unsecured manner, or shared, intentionally or unintentionally, with an unauthorized party, employees should consult the Chief Compliance Officer.

PRIVACY OF CLIENTS

Clients are understandably concerned about the way their personal information is handled, and in financial matters the subject is even more sensitive. You must maintain confidentiality when sharing clients’ personal financial information within SCM or with contracted outside service providers or vendors.

To protect the privacy of our clients, you should read and understand the Firm’s Privacy Policy. It explains the safeguarding, collecting, and sharing of clients’ non-public personal information, and the circumstances under which we may use and share this information.

Whenever possible, employees must verify the authority / identity of those seeking access to confidential non-public information about the Firm and/or its clients.

INSIDER TRADING / NON-PUBLIC INFORMATION / EXPERT NETWORKS

In the course of your work, you might have access to information about SCM, its employees, its clients, or the companies with which it does business or invests that could influence an investor’s decisions. You are prohibited from acting upon or otherwise misusing non-public or inside information. Until it is made public, you may not use non-public or inside information for personal gain, nor may you “tip” others to make investments based on the information. You should be very careful when investing in or discussing the Firm, its clients, or the companies with which it does business so that your activities won’t be perceived as insider trading or facilitating the insider trading activities of others. The penalties for insider trading can include imprisonment and/or fines.

SCM utilizes research (via research reports, calls, meetings, etc.) to obtain independent insight as it relates to a particular industry, sector or company. Organizations that provide this information are referred to as ‘expert networks’. The use of ‘expert networks’, or information networks in general, is an important part of obtaining information for the investment research process. SCM prohibits employees from exchanging material non-public information while communicating within the network.

Any employee who has reason to believe that he or she has access to material and non-public corporate information shall promptly report the acquisition of that information in writing to his or her supervisor. Portfolio Managers and Analysts are required to complete an attestation, on an annual basis, acknowledging they understand and abide by the policy relating to the use of non- public information and ‘expert networks.’

Snow Capital Management L.P.	Revised August 2012

CIVIL / POLITICAL ACTIVITIES

SCM encourages you to exercise your responsibility to vote and take an active interest in the issues of your community. You should remember, however, that your own civic and political activities represent your own views, not those of the Firm. You should not display political symbols, distribute political literature, gather signatures on a petition, or otherwise engage in political activity at SCM facilities or functions. You should not use envelopes or stationery printed with the Firm’s name or address for your political correspondence.

POLITICAL CONTRIBUTIONS

In accordance with Rule 206(4)-5, Political Contributions by Certain Investment Advisers, SCM has defined policies and associated restrictions on your political contributions. Please refer to the SCM Compliance Policies and Procedures Manual section titled, “Political Contributions” for more details.

LOBBYING ACTIVITIES

Employees may not undertake activities designed to influence the decisions or actions of government officials in a manner that would require them or the Firm to register as a lobbyist, or employer of a lobbyist, without the prior written authorization of the Chief Compliance Officer. Due to the complexities associated with lobbying, you should seek guidance and approval whenever you have the slightest doubt about whether your conduct could require registration or reporting as a lobbyist.

ANTI-TRUST

Employees must avoid any form of agreement or understanding with employees of competing investment advisory firms. The Firm discourages discussions about SCM’s products, services, fees, and business plans because such discussions could be construed in certain circumstances to be agreements or conspiracies to fix or establish prices, or otherwise restrain competition in violation of state and federal anti-trust laws. Such discussions may also contravene other Firm policies, such as the policy against disclosure of proprietary information.

ETHICAL CONCERNS

You should discuss issues or concerns related to the Code with your direct supervisor. If your supervisor is unavailable, or if, for any reason, you feel uncomfortable discussing the Code with your supervisor, you should speak with either the Chief Compliance Officer or the Chief Operating Officer. If you are a supervisor, all issues or concerns related to the Code as it pertains to the advisory persons that you supervise should be immediately reported to either the Chief Compliance Officer or the Chief Operating Officer.

Snow Capital Management L.P.	Revised August 2012

VIOLATIONS OF THE CODE

Employees of the Firm are expected to report any violations of the Code promptly to the Chief Compliance Officer. Violations of the Code will result in varying levels of reprimand, which include verbal warnings, written reprimands, monetary fines and other responses, up to and including, termination of employment. SCM reserves the right to address Code violations in the best interests of the Firm regardless of the number of violations. Monetary fines will be contributed to charity. All violations of the Code will be documented and will remain in Human Resources files and Compliance books and records. SCM is also required to report to the TPM Board of Trustees (“the Board") any material violations of the Code.

FORM ADV DISCLOSURE

SCM briefly describes the Code within Form ADV, Part 2A and explains that the Firm will provide a copy to any client or prospective client upon request. The Firm provides instructions on how to request a copy of the Code.

RECORDKEEPING

All records shall be maintained in accordance with Rules 204-2 (a)(12) under the Advisers Act and Rule 17j-1(f) under the Investment Company Act. SCM maintains copies of all reports required by the Funds’ Board. All records can be made available to the SEC or representatives of the Commission at any time.

Thank you for your commitment to upholding the Firm’s principles and ethical standards.

Snow Capital Management L.P.	Revised August 2012

DEFINITIONS

Access Person
(i) any director, officer, general partner or Advisory Person of a Fund or of a Fund's investment adviser; (ii) any supervised person of an investment adviser to the Trust who has access to nonpublic information regarding the portfolio holdings of any series of the Trust (a “Fund”), or who is involved in making securities recommendations for a Fund, (iii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities; and (iv) all employees who are in a position to exploit information about client securities transactions or holdings. Note: At SCM, all employees are considered to be Access Persons.

Advisory Person
(i) any employee of the Fund or of a Fund’s investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (ii) any natural person in a control relationship to the Fund or an investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

Control
The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Covered Security
Includes any Security (see below) but does not include (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies (i.e., mutual funds) other than Reportable Funds.

Fund
The Snow Capital Family of Funds, a series of the Trust.

Immediate Family Member
Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship). If the immediate family member resides in the same household as the employee, they are subject to the Firm’s personal securities trading reporting requirements.

Initial Public Offering (IPO)
An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Snow Capital Management L.P.	Revised August 2012

Investment Personnel
(i) any employee of the Trust, a Fund or investment adviser (or of any company in a control relationship to the Trust, a Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of security by the Fund; and (ii) any natural person who controls the Trust, a Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

Limited Offering
An offering that is exempt from registration under the Securities Act of 1933 (the "Securities Act") pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Managed Account / Discretionary Account
An investment account that is owned or controlled by an individual investor who authorizes afinancial advisor, professional money manager, or portfolio manager to select securities and execute trades within their account. SCM recognizes that account owners may have the ability to exert influence over the securities selection in these accounts.

Reportable Accounts
Accounts in which an Access Person has the ability to trade Reportable Securities (e.g., brokerage accounts, 401K plans, etc.).

Reportable Securities
All securities are “Reportable Securities,” with five exceptions:
•	Direct obligations of the Government of the United States
•	Money market instruments—bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments
•	Money market funds
•	Other types of open-end mutual funds, unless SCM acts as the investment adviser or principal underwriter for the fund (i.e. The Snow Capital Family of Funds).
•	A unit investment trust (UIT) if the UIT is invested exclusively in unaffiliated mutual funds.

Reportable Fund
Includes, for a particular Access Person, any registered investment company, including a Fund, for which the investment adviser with whom the Access Person is associated, if any, (the “Associated Adviser”) serves as investment adviser (as defined in Section 2(a)(20) of the Investment Company Act) or any registered investment company, including a Fund, whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.

Security
Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, reorganization certificate or subscription, transferable share, shares of exchange-traded funds (“ETFs”),

Snow Capital Management L.P.	Revised August 2012

investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Security Held or to be Acquired by the Fund
(i) any Covered Security which, within the most recent 15 days: (a) is or has been held by the Fund; or (b) is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraphs (a) or (b) above. (N/A at the present time given the Firm’s current policies on personal securities trading).

Snow Capital Management L.P.	Revised August 2012